EXHIBIT 4.6 – AGREEMENT BY JAMES RIKE TO CONVERT THE ACCRUEED INTEREST ON HIS CONVERTIBLE SUBORDINATE NOTE AT DECEMBER 5, 2003 TO 21, 735 SHARES OF THE COMPANY’S COMMON STOCK

ADDENDUM TO NOTE PURCHASE AGREEMENT

This Addendum is made to the Note Purchase Agreement dated March 24, 2001 (the “Note Purchase Agreement”) between Advant-e Corporation (the “Company”) and James Rike (“Investor”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement.

The Company and Investor agree that the Note Purchase Agreement shall be amended as follows:

1. The Maturity Date of the Convertible Note shall be extended to December 5, 2004, and the Convertible Note shall be amended to reflect the new Maturity Date.

2. After the issuance of the Convertible Note to Investor, the Company increased the amount of the notes offering to $525,000 and amended the terms of the offering to include the issuance of warrants (“Warrants”) to purchase Common Stock of the Company at a purchase price of $1.205 per Warrant share to each note holder. The Warrants that were issued were had a term of three years.

3. In consideration for Investor’s willingness to extend the Maturity Date of the Convertible Note in Section 1 above, the Company has agreed to issue Warrants to Investor to purchase 75,000 shares of the Company’s Common Stock with the same terms as the other investors.

4. Upon execution of this Addendum, the Company shall deliver to Investor the Warrant.

5. Also in consideration for Investor’s willingness to extend the Maturity Date of the Convertible Note in Section 1 above, the Company has agreed to permit Investor to convert the interest that had accrued on the Convertible Note as of December 5, 2003 into 21,735 shares of restricted Common Stock. Accordingly, the Convertible Note and Section 4 of the Note Purchase Agreement shall be amended to state that interest shall accrue on the unpaid principal balance from December 5, 2003 until the Maturity Date.

6. This Addendum shall serve as written noticed by Investor to the Company of Investor’s decision to convert the interest that has accrued under the Convertible Note as of December 5, 2003 in the amount of $23,040 into 21,735 shares of Common Stock. Investor acknowledges that the 21,735 shares of Common Stock will not have been registered under the Securities Act and will be subject to the restrictions set forth in Sections 4(g) and 4(h) of the Note Purchase Agreement. Investor represents that he is acquiring the 21,735 shares of Common Stock for his own account, not for the purpose of investment, and not with a view to the distribution or resale thereof.

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7. Except as set forth herein, all of the remaining terms and conditions of the Note Purchase Agreement shall remain in full force and effect.

The parties have executed this Addendum as of December 5, 2003.

ADVANT-E CORPORATION

By:

President

INVESTOR

By:

James Rike

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